77Q1(b): Copies of the text of any proposal described in answer to sub-item 77D

PIMCO Fundamental IndexPLUS and Fundamental IndexPLUS TR Funds: Guideline Change

PIMCO recommends changing the investment objectives and investment policies of the PIMCO Fundamental IndexPLUS and Fundamental IndexPLUS TR Funds
(collectively, the "Funds"). The current investment objective of each of the
Funds is to seek total return which exceeds that of the S&P 500. PIMCO proposes to change the benchmark index to the FTSE RAFI 1000 Index (the "FTSE
Index"), and to change the Funds' investment policies to reflect that the
Funds will seek gain exposure to the FTSE Index rather than the RA Fundamental
1000 Index (the "RAFI Index"). In addition, the Funds' performance will be measured against the FTSE Index, with the S&P 500 Index as a secondary benchmark.

RESOLVED, that the investment objectives of the Fundamental IndexPLUS and
Fundamental IndexPLUS TR Funds ("Fundamental Funds") be changed to the following: To seek total return which exceeds that of the FTSE RAFI 1000 Index;
and

FURTHER RESOLVED, that the Funds' non-fundamental investment policies be revised to reflect that the Funds seek to gain exposure through derivatives on the FTSE RAFI 1000 Index, rather than the RA Fundamental 1000 Index; and

FURTHER RESOLVED, that the changes described in the preceding resolutions be effective upon appropriate notice to shareholders.

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PIMCO Municipal Bond Fund: Guideline Change

PIMCO recommends changing the non-fundamental investment policy of the PIMCO
Municipal Bond Fund (the "Muni Fund") relating to investments in high yield securities. The Muni Fund invests primarily in investment grade debt securities, but may invest up to 10% of its net assets in municipal bonds or private activity bonds that are rated at least Ba by Moody's or BB by S&P
(junk bonds). All other PIMCO Funds, including the other municipal bond funds, base this investment policy on total assets rather than net assets. PIMCO is proposing that the Muni Fund also base this calculation on total assets.

RESOLVED, that the investment policy of PIMCO Municipal Bond Fund relating to investments in municipal bonds or private activity bonds that are rated below investment grade be changed from 10% of net assets to 10% of total assets.